AMENDMENT NO. 3 TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMENDMENT effective as of March ____, 2022 (the "Effective Date") to the MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of November 22, 2021, (the "MIPA"), by and between Troika Media Group, Inc., a Nevada corporation ("TMG"), CD Acquisition Corp., a Delaware corporation ("CD" and together with TMG, collectively referred to as the "Purchaser"); and Thomas Marianacci, Maarten Terry, Sadiq ("Sid") Toama and Michael Carrano (collectively referred to as "Sellers," and each a "Seller" and together with the Purchaser, the "Parties").

W I T N E S S E T H :

WHEREAS, the Purchaser and the Sellers entered into the MIPA dated as of November 22, 2021; and

WHEREAS, on January 18, 2022, the Parties hereto entered into an initial amendment to the MIPA to provide for a fixed number of Restricted Shares of TMG Common Stock to satisfy the Stock Consideration portion of the Purchase Price; and

WHEREAS, on February 18, 2022, the Parties hereto entered into Amendment No. 2 to the MIPA to amend the Closing Date and the No Shop Provision from February 28, 2022 to March 31, 2022.

NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Section 2.7, Escrow Agreement is hereby amended and restated to read as follows:

(a) As per the terms and conditions of the Financing Agreement by and among TMG as Borrower, each subsidiary of TMG as a Guarantor, the Lenders from time to time a party thereto, and Blue Torch Finance, LLC, as Administrative Agent and Collateral Agent (the "Financing Agreement"), the Parties hereby agree that thirty million ($30,000,000) dollars of the Purchase Price (the "Escrow Funds") shall be held in escrow by the Administrative Agent's attorneys. The Escrow Funds, together with any interest thereon, held in escrow will be released to the Sellers upon the delivery by RBSM LLP of the Audited Financial Statements of Converge Direct, LLC and its affiliates for the year ended December 31, 2020.

(b) Purchaser shall deliver to Purchaser's attorney, on behalf of Sellers, a certificate for 1,250,000 common shares of TMG (the "Escrowed Shares") which are agreed to equal two million five hundred thousand dollars ($2,500,000), to be held by Purchaser's attorney for twelve (12) months pursuant to the terms and conditions of the Escrow Agreement in the form attached hereto as **Exhibit 2.7**, to secure the indemnification obligations of Sellers set forth in Article X of this Agreement. The Escrowed Shares, along with the income and proceeds thereof, will be held in a separate account and will be released to the Party entitled to receive the

Escrowed Shares in accordance with the terms of the Escrow Agreement.

2. Section 2.9(a)(iii) is hereby amended and restated to read as follows:

(iii) sign and deliver to Sellers:

(a) the Escrow Agreement

(b) the Executive Employment Agreements

(c) The Employment Agreements

(d) Buyer's Closing Certificate

(e) Buyer's Counsel's Opinion Letter

(f) all other agreements reasonably requested by Sellers to consummate the transactions contemplated by the Agreement.

Section 2.9(b)(iii) is hereby amended and restated to read as follows:

(b) Sellers shall:

(i) Sign and deliver to Purchaser the assignments of the Purchased Interests;

(ii) Cause Thomas Marianacci and Sid Toama to deliver their respective executed Executive Employment Agreement and Maarten Terry and Michael Currano to deliver their respective executed Employment Agreement, each in the form annexed hereto as Exhibit 2.9(b)(ii), and deliver to Purchaser such Agreements;

(iii) Sign and deliver to Purchaser the Escrow Agreement;

(iv) Seller's Closing Certificate;

(v) Seller's Counsel's Opinion Letter; and

(vi) Sign and deliver to Purchaser all other agreements reasonably required by Purchaser to consummate the transactions contemplated by this Agreement.

3. Section 6.1(viii), <u>Conditions to the Obligations of the Purchaser</u> is hereby amended to add a new subsection (c) to read as follows:

(c) The LLCs shall have at least five million ($5,000,000) dollars in working capital consisting of available cash.

Except as set forth herein, the Agreement remains in full force and effect.